Exhibit 10.1

DATED 27/1/2011

ROYAL BANK OF SCOTLAND FINANCE (IRELAND)

JACOBS ENGINEERING U.K. LIMITED

TERM LOAN AGREEMENT

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

THIS IS AN IMPORTANT DOCUMENT WHICH SETS OUT THE TERMS AND CONDITIONS OF THE FACILITY. WE RECOMMEND THAT YOU TAKE INDEPENDENT LEGAL ADVICE IF YOU HAVE ANY DOUBTS REGARDING THE TERMS AND CONDITIONS OUTLINED.

THIS AGREEMENT is made between:

(1)	JACOBS ENGINEERING U.K. LIMITED; and

(2)	ROYAL BANK OF SCOTLAND FINANCE (IRELAND).

by which it is agreed as follows:

1.	DEFINITIONS

1.1 This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower for the purpose of funding part of the acquisition of the “Process and Construction” businesses from Norwegian-owned engineering company, Aker Solutions ASA a term loan facility of £61,000,000 in terms of which the Bank will make Loans to the Borrower in Sterling.

1.2 In this Agreement unless the context otherwise requires:

Bank means Royal Bank of Scotland Finance (Ireland) and its successors and assigns;

Bank Office means office of the Bank at Third Floor, Ulster Bank Group Centre, George’s Quay, Dublin 2 or such other office/address as the Bank may notify to the Borrower from time to time;

Borrower means Jacobs Engineering U.K. Limited, Company Number 02594504;

Breakage Costs means any loss, cost or expense incurred by the Bank (excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by the Bank to maintain the relevant Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, payment or prepayment of the Loan on a day other than the maturity day of the Loan therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Bank to make the Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, or continue the Loan on a date or in the amount notified by the Borrower. The certificate of the Bank as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Dublin;

Commitment Period means the period commencing on the last date on which this Agreement is signed and ending 6 weeks thereafter or such other date as may be agreed by the Bank pursuant to Clause 2;

Compliance Certificate means the certificate substantially in the form of Exhibit D to the Incorporated Agreement (notwithstanding any amendment, variation, restatement, rescission or termination of the Incorporated Agreement after the date of the JEG Facility Agreement);

“Default” means an Event of Default or any event or circumstance specified in Clause 11 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing) be an Event of Default.

Event of Default means any of the events described in Clause 11;

Facility means the term loan facility provided pursuant to this Agreement;

Facility Amount means £61,000,000 or such lesser amount as may result from the cancellation of any portion of the Facility pursuant to Clause 2;

Guarantee means a guarantee in the form of Guarantee attached as Schedule 2 hereto;

Guarantee Event of Default means any party to this Agreement or the Guarantee failing to comply with any covenant or agreement in the Guarantee within any applicable grace periods, including any covenant or agreement incorporated by reference therein pursuant to Section 11 thereof (and, in that regard, all covenants or agreements in the Guaranty incorporated by reference to the Incorporated Agreement as to which there exists an applicable grace or cure period in the Incorporated Agreement (notwithstanding any amendment, waiver, variation, restatement, rescission or termination of the Incorporated Agreement after the date of the JEG Facility Agreement) shall be deemed to include a corresponding grace or cure period, and it being understood and agreed that any notice requirement set forth in the Incorporated Agreement shall be met by the Bank giving the applicable notice to the Borrower hereunder);

Guarantor means Jacobs and each person executing and delivering the Guarantee;

Incorporated Agreement means the Credit Agreement dated as of December 15, 2005 by and among Jacobs and certain of its subsidiaries as borrowers, Bank of America, NA, as the Administrative Agent, U.S. Swing Line Lender and L/C Issuer, The Bank of Nova Scotia, as the Canadian Facility Agent and Canadian Swing Line Lender, BNP Paribas and Wachovia Bank as co-syndication agents, and lender from time to time party thereto;

Jacobs means Jacobs Engineering Group Inc, a Delaware corporation;

JEG Facility Agreement means the facility agreement between the Bank and JEG Acquisition Company Limited dated 28 January 2010 as amended from time to time;

Leverage Ratio has the same meaning as Consolidated Leverage Ratio as defined in the Incorporated Agreement (notwithstanding any amendment, variation, restatement, rescission or termination of the Incorporated Agreement after the date of the JEG Facility Agreement);

LIBOR means (a) the percentage rate per annum of the offered quotations in Sterling and applicable for the relevant duration of the Loan which appears on the page of the Reuter Money Rates Service Screen which displays an average British Bankers Association Interest Settlement Rate (being currently “LIBOR01” and subsequent pages) (or such other page or service as may replace such page(s)) for the purpose of displaying an average British Bankers Association Interest Settlement Rate for such currency as the Bank shall select) as at 11.00 a.m. on the first day of such period of the Loan; or (b) if in any case no such display rate is then available, the rate determined by the Bank at which it is offered deposits in Sterling and for the Interest Period by prime banks in the London interbank market at or about 11.00 a.m. on the first day of such period of the Loan;

Loan means any utilisation pursuant to Clause 3 provided that any combination of such utilisations that have interest periods that end on the same day shall be considered to be a single “Loan”;

Mandatory Costs has the meaning set forth in Schedule 1 hereto;

Margin has the meaning as set out in Clause 4.2;

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Borrower or Jacobs or Jacobs and its subsidiaries taken as a whole; (b) a material impairment of the ability of the parties to this Agreement, taken as a whole, to perform their obligations under Guarantee of this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any party to this Agreement or Guarantee to which it is a party;

Maturity Date means 1 May 2012.

Sterling and the sign £ mean the lawful currency of the United Kingdom;

Subsidiary shall have the meaning ascribed to it in Section 736 of the Companies Act 1985, an Act of Parliament of the United Kingdom;

Unpaid Sum means any sum due and payable but unpaid by a Borrower under this Agreement.

1.3 Unless a contrary indication appears, a reference in this Agreement to:

(a)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Bank or, if not so agreed, is in the form specified by the Bank;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)

“guarantee” means (other than in Clause 12 (Guarantee matters)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(g)	a provision of law is a reference to that provision as amended or re-enacted; and

(h)	a time of day is a reference to London time.

1.4 Section, Clause and Schedule headings are for ease of reference only and shall be ignored in construing this Agreement.

1.5 A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.6 Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

1.7 A reference in this Agreement to an “amendment” shall include a reference to an amendment, variation, waiver, supplement, restatement, rescission, termination or any other modification.

1.8 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce, or enjoy the benefit of any term of this Agreement.

2.	AVAILABILITY AND CANCELLATION

2.1 The Commitment. Subject to the terms and conditions set forth herein, the Bank agrees to make available to the Borrower for drawing during the Commitment Period a term loan denominated in Pounds Sterling in a principal amount not exceeding £61,000,000 (the Commitment).

2.2 The Commitment Period. The Borrower shall during the Commitment Period by notice to the Bank Office be entitled without penalty to cancel any unutilised portion of the Facility. Such notice shall be unconditional and irrevocable. Any portion cancelled shall not be available for drawing and the Facility Amount shall be reduced accordingly. All amounts outstanding under the Facility shall be repaid in full on the Maturity Date.

3.	UTILISATION

3.1 Borrowings and Continuations. The Borrower may request that the Facility is made available by way of Loans during the Commitment Period up to the Commitment by issuing an irrevocable request as detailed in Clause 3.2.

3.2 Each request for a Loan shall be made to David Green (or such other person as the Bank may specify in writing) at the Bank Office specifying:

(a)	the amount of the Loan which shall be not less than £10,000,000 or such other amount which is acceptable to the Bank; and

(b)	the date on which the Loan is required, which must be a Business Day; and

(c)	the interest period that is selected with respect to the Loan, which shall be one, two three or six months (or such other duration which is acceptable by the Bank) subject to the proviso that the duration of any Loan shall not extend beyond the Maturity Date.

3.3 Each request shall be unconditional and irrevocable and unless otherwise agreed by the Bank shall require to be received in respect of a Loan denominated in Sterling not later than 11 a.m. (London Time) on the date on which the Loan is required.

3.4 No more than three Loans shall be outstanding at any time.

3.5 If the Borrower maintains an account with the Bank then the Bank may, at the election of the Borrower, credit the proceeds of each Loan to such an account. The details of each Loan shall be confirmed to the Borrower in writing by the Bank.

4.	INTEREST

4.1 The Borrower shall in respect of each Loan pay to the Bank at the end of the interest period for that Loan interest at a percentage rate per annum which is equivalent to the aggregate of:

(a)	the Margin above LIBOR calculated in accordance with Clause 4.2; and

(b)	Mandatory Costs. A certificate by the Bank as to the amount of such cost shall be conclusive in the absence of manifest error.

4.2 The Margin is equal to the rate per annum set out in the table below as determined by the Leverage Ratio.

Leverage Ratio	Margin
≤1.25:1	0.75%
>1.25:1 but ≤1.75:1	0.975%
>1.75:1 but ≤2.25:1	1.125%

>2.25:1	1.375%

Any increase or decrease in the Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) of the Incorporated Agreement (notwithstanding any amendment, variation, restatement, rescission or termination of the Incorporated Agreement after the date of the JEG Facility Agreement), a copy of which shall be delivered at the same time to the Bank provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then a Margin of 1.375% shall apply as of the First Business Day after the date on which such Compliance Certificate was required to have been delivered. The Margin as at the date of this agreement shall be 0.75%.

4.3 Interest on each Loan shall be calculated on a daily basis and on a year of 365 days and shall be paid at the end of the interest period for the relevant Loan.

4.4 If the Bank is unable (whether due to any change in operation or structure of the London Interbank Market or any other reason) to quote LIBOR the Bank shall offer a rate equal to the aggregate of:

(a)	the Margin above the rate representing the cost to the Bank of funding the Loan from whatever source it may reasonably select; and

(b)	Mandatory Costs.

The Bank shall promptly notify the Borrower of any such circumstances and the rate to apply.

4.5 Notwithstanding the foregoing, if the Borrower fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Bank, pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the default rate) determined by the Bank to be two per cent per annum above the higher of:

(a)	the interest rate set forth above as applicable immediately before the due date; and

(b)	the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan of such duration as the Bank may determine (each a Designated Term).

The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate. In no case shall interest hereunder exceed the amount that the Bank may charge or collect under applicable law.

5.	REPAYMENT AND PREPAYMENT

Repayment

5.1 The Facility shall be repaid on the Maturity Date together with interest accrued thereon. The Borrower shall make all payments required hereunder not later than 11:00 am (London time) on the date of payment in same day funds in Pounds Sterling at the office of the Bank from time to time designated in writing.

Prepayments

5.2 The Borrower may, upon three Business Days’ notice (or such lesser time as the Bank may agree) prepay any Loan, in whole or in part, without premium or penalty, on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments must be accompanied by a payment of interest on the amount so prepaid. Prepayments must be in a principal amount of £5,000,000 or a whole multiple of £1,000,000 in excess thereof, or for the entire amount of the Loan and related obligations then outstanding.

Illegality

5.3 If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Bank shall promptly notify the Borrower upon becoming aware of that event and the Commitment shall be immediately cancelled; and

(b)	the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Bank has notified the Borrower.

Change of Control

5.4 If any person or group of persons acting in concert gains control of the Borrower or Jacobs, the Borrower shall promptly notify the Bank upon becoming aware of that event.

5.5 After a change of control, if the Bank so requires, it must, by giving not less than 30 days’ prior notice to the Borrower:

(a)	cancel the Commitment; and

(b)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Facility to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

5.6 For the purpose of Clause 5.5 control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988 Income and Corporation Taxes Act 1988.

5.7 For the purpose of Clause 5.5 acting in concert has the meaning given to it in the City Code on Takeovers and Mergers.

6.	PAYMENTS

6.1 All payments to be made by the Borrower under this Agreement shall be made on the due date, in immediately available funds to the account of the Bank or such correspondent bank as the Bank may direct or otherwise as the Bank may direct. All payments relative to a Loan shall, unless otherwise agreed by the Bank, be made in the currency relative to the Loan and any payments made in a different currency will be converted to the currency of the Loan at the prevailing market rate of exchange as determined by the Bank on the date of receipt.

6.2 All payments by the Borrower to the Bank hereunder shall be made to the Bank in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Bank for any taxes imposed on or withheld from such payments (other than taxes imposed on the Bank’s income, and franchise taxes imposed on the Bank, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof).

7.	INCREASED COSTS

7.1 If by reason of (i) the introduction of or any change in law or its interpretation or administration and/or (ii) compliance with any request or requirement of any central bank or other fiscal, monetary or other authority (including without limitation, a request or requirement which affects the manner in which the Bank allocates capital resources to its obligations hereunder):

(a)	the Bank incurs a cost as a result of entering into this Agreement performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Facility available; or

(b)	the Bank is unable to obtain the rate of return on its overall capital which it would have been able to achieve but for its entering into this Agreement, performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Facility available;

(c)	or there is any increase in the cost to the Bank of funding or maintaining all or any of the Loans comprised in a class of Loans formed by or including the Facility; or

(d)	the Bank incurs a cost as a result of its having made the Facility available or the Bank becomes liable to make any payment on account of tax or otherwise (other than a tax imposed on its overall net income) on or calculated by reference to the amount of the Facility and/or any sum received or receivable by it hereunder, or any liability in respect of any such payment is imposed, levied or assessed against the Bank, then the Borrower shall from time to time within three Business Days of a demand by the Bank, pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, (i) such costs, (ii) such reduction in the rate of return (or such proportion of such reduction as is in the opinion of the Bank attributable to its obligations hereunder), (iii) such increased costs (or such proportion of such increased costs as is, in the opinion of the Bank, attributable to its funding the Facility), or (iv) such cost or liability (or such proportion thereof as is, in the opinion of the Bank, attributable to making the Facility available); provided that in no event shall the aggregate amount of the Borrower’s obligations to the Bank under this Clause 7.1 exceed the amount that would be payable by the Borrower under this Clause 7.1 if The Royal Bank of Scotland plc, acting by and through a United Kingdom office, branch or agency, was the “Bank” hereunder.

7.2 The Borrower shall reimburse or compensate, without duplication, the Bank, upon demand, for all costs incurred, losses suffered or payments made by the Bank which are applied or reasonably allocated by the Bank to the transactions contemplated herein (all as determined by the Bank in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Bank; and compliance by the Bank with any directive, or requirements from any regulatory authority, whether or not having the force of the law; provided that in no event shall the aggregate amount of the Borrower’s obligations to the Bank under this Clause 7.2 exceed the amount that would be payable by the Borrower under this Clause 7.2 if The Royal Bank of Scotland plc, acting by and through a United Kingdom office, branch or agency, was the “Bank” hereunder.

7.3 If the Bank makes a claim pursuant to Clause 7.1 or 7.2 it shall promptly after it becomes aware of the circumstances giving rise to such claim deliver to the Borrower a certificate to that effect setting out in reasonable detail the basis of such claim. This certificate shall be conclusive in the absence of manifest error.

7.4 If the Borrower or a Guarantor requests an amendment, waiver or consent or an amendment is required pursuant to the terms of this Agreement, the Borrower shall promptly following a request from the Bank, reimburse the Bank for its reasonable costs and expenses in responding to, evaluating, negotiating or complying with that request or requirement.

7.5 The Bank shall consider in good faith any request from the Borrower for an amendment, waiver or consent under this Agreement that is on substantially same terms, mutatis mutandis, as an amendment, waiver or consent that has been agreed to in accordance with the terms of the Incorporated Agreement, provided that this clause does not limit the Bank’s right to make any decision and/or impose any conditions in relation such amendment, waiver or consent in its sole and absolute discretion.

8.	CONDITIONS PRECEDENT TO LOAN

Conditions Precedent to Initial Loan

8.1 As a condition precedent to the initial utilisation of the Facility, the Bank must receive the following from the Borrower in form satisfactory to the Bank:

(a)	executed counterparts of the Agreement;

(b)	executed counterparts of the Guarantees;

(c)	a copy of the constitutional documents of the Borrower and each Guarantor;

(d)	a copy of a resolution of the board of directors of the Borrower and each Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Agreement and the Guarantees to which it is a party and resolving that it execute the Agreement and the Guarantees to which it is a party;

(ii)	authorising a specified person or persons, or a person incumbent in a specified office or offices, to execute the documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, or a person incumbent in a specified office or offices, on its behalf, to sign and/or despatch all documents and notices (including, without limitation any utilisation request) to be signed and/or despatched by it under or in connection with the documents to which it is a party;

(e)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above;

(f)	a certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Borrower or any Guarantor to be exceeded;

(g)	opinions of counsel addressed to the Bank in a form and substance acceptable to the Bank (which opinions may be rendered by internal counsel to the Bank) (the Opinions);

(h)	an opinion from US legal counsel on inter alia the validity and enforceability of the Guarantee executed by any Guarantor incorporated in any state of the United States of America;

(i)	an arrangement fee equal to 8 basis points of the Commitment to be paid on the date of this Agreement; and

(j)	such other documents and certificates as the Bank may reasonably request.

Conditions to Each Borrowing

8.2 As a condition precedent to each borrowing (including the initial borrowing) of any Loan:

(a)	the Borrower must furnish the Bank with a Notice of Borrowing in the form of Schedule 3 hereto;

(b)	each representation and warranty set forth in Clause 9 below shall be true and correct in all material respects as if made on the date of such borrowing; and

(c)	no Default or Event of Default shall have occurred and be continuing on the date of such borrowing.

8.3 Each Notice of Borrowing shall be deemed a representation and warranty by the Borrower that the conditions referred to in paragraphs (b) and (c) above have been met.

9.	REPRESENTATIONS AND WARRANTIES

9.1 The Borrower represents and warrants that:

Existence and Qualification; Power; Compliance with Laws

9.2 It (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of England and Wales, and (ii) is in compliance with all laws, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Power; Authorization; Enforceable Obligations

9.3 The execution, delivery and performance of this Agreement and the Guarantee by the Borrower and the Guarantor are within its respective powers and have been duly authorised by all necessary action, and this Agreement is and the Guarantee, when executed, will, subject to any reservations and qualifications set out in the Opinions, be legal, valid and binding obligations of the Borrower and the Guarantor enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the Guarantee are not in contravention of law or of the terms of the Borrower’s organizational documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected in circumstances where such contravention could reasonably be expected to have a Material Adverse Effect.

No Material Litigation

9.4 No litigation or governmental proceeding is pending or, to the best knowledge of the Borrower, threatened in writing by or against the Borrower which could reasonably be expected to have a Material Adverse Effect.

No default.

9.5 No Default or Event of Default has occurred and is continuing.

No filing or stamp taxes

9.6 Under the law of the jurisdiction of incorporation of the Borrower and the Guarantor it is not necessary that this Agreement or the Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the Guarantee or the transactions contemplated by them.

Environmental Matters

9.7 All facilities owned or leased by the Borrower or its subsidiaries have been and continue to be in material compliance with all material and applicable environmental laws and regulations.

Use of Proceeds

9.8 The proceeds of the Loan will be used solely to acquire part of the “Process and Construction” businesses from Norwegian-owned engineering company, Aker Solutions ASA, so long as such use is not in contravention of any requirement of law or of this Agreement of the Guarantee.

Pari passu ranking

9.9 The payment obligations of the Borrower under this Agreement and the Guarantor under the Guarantee rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Borrower and the Guarantor respectively, except for obligations mandatorily preferred by law applying to companies generally.

Full Disclosure

9.10 No written statement made by the Borrower to the Bank in connection with this Agreement, or in connection with the Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading.

10.	UNDERTAKINGS

10.1 The undertakings in this Clause 10 shall continue in effect for so long as the Agreement remains in force.

Use

10.2 The Borrower shall use the Facility for the purpose specified in Clause 1.1.

Information

10.3 The Borrower shall deliver, or cause to be delivered, to the Bank:

(a)	the financial statements, reports, notices and certifications required under Sections 6.01, 6.02 and 6.03 of the Incorporated Agreement (notwithstanding any amendment, variation, restatement, rescission or termination of the Incorporated Agreement after the date of the JEG Facility Agreement);

(b)	promptly upon the Borrower’s obtaining knowledge of any Default, a certificate of the chief financial officer or a director of the Borrower setting forth the details thereof and any action that the Borrower is taking or proposes to take with respect thereto; and

(c)	from time to time such additional information regarding the financial condition or business of the Borrower as the Bank may reasonably request.

Other Affirmative Covenants

10.4 The Borrower shall:

(a)	preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business;

(b)	comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities;

(c)	pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)	maintain all of its properties owned or used in its business in good working order and condition wear and tear excepted;

(e)	upon reasonable prior written notice, permit representatives of the Bank, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants;

(f)	maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses; and

(g)	promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated under this Agreement.

Negative Covenant

10.5 The Borrower shall not merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, or sell all or substantially all of its assets provided that the Borrower may (i) undertake such actions necessary or desirable to acquire the part of “Process and Construction” businesses from Norwegian-owned engineering company, Aker Solutions ASA, and (ii) merge with another Person where the Borrower is the surviving entity of such merger. The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement

11.	EVENTS OF DEFAULT

11.1 The following are Events of Default:

(a)	the Borrower fails to pay any principal or interest on the Loan, or any portion thereof, within three days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Bank this Agreement and the Guarantee, or any portion thereof, within five days after the due date; or

(b)	the Borrower fails to perform or observe any term, covenant or agreement contained in Clause 10 hereof, and in the case of clauses 10.4(a), (b), (c), (d) or (e), such failure, if capable of remedy, is not remedied within 30 days of the Borrower becoming aware of the same; or

(c)	the Borrower fails to perform or observe any other covenant or agreement (not specified above) contained in this Agreement and the Guarantee on its part to be performed or observed and such failure continues for 30 days; or

(d)	any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, or by any party to this Agreement or the Guarantee or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)	the occurrence of any Guarantee Event of Default; or

(f)	the Borrower or any of its Subsidiaries (i) fails to make any payment in respect of any indebtedness (other than indebtedness hereunder) or Guarantee obligation (as applicable), in either case having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $15,000,000 or equivalent, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) fails to observe or perform any other agreement or conditions relating to any such indebtedness or Guarantee obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such Guarantee obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such guarantee obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)	the occurrence of an Event of Default under and as defined in the Incorporated Agreement (notwithstanding any amendment, variation, restatement, rescission or termination of the Incorporated Agreement after the date of the JEG Facility Agreement); or

(h)	the Borrower or any of its Subsidiaries (if any) is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or the Borrower or any of its Subsidiaries otherwise becomes insolvent or suspends making payments to all or any class of its creditors or announces an intention to do so; or

(i)	any distress, diligence, execution, attachment or other legal process affects the whole or a material part of the assets of the Borrower or any of its Subsidiaries (if any) and is not discharged within 21 days; or

(j)	a receiver or similar officer is appointed of the whole or any part of the assets of the Borrower or any of its Subsidiaries (if any) or the Borrower or any of its Subsidiaries requests any person to appoint such a receiver or similar officer or any other steps are taken to enforce any charge or other security over any of the property of the Borrower or any of its Subsidiaries or any analogous event takes place under another jurisdiction; or

(k)	any order is made or any resolution is passed or a petition is presented or application is made or other steps are taken in any jurisdiction for:

(i)	the winding up, dissolution or liquidation of the Borrower or any of its Subsidiaries (if any) other than for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Bank in writing; or

(ii)	the making of an administration order or there is served on any person a notice of intention to appoint an administrator or any such appointment is made in relation to the Borrower or any of its Subsidiaries (if any); or

(l)	any steps are taken by another creditor to repossess any goods in the possession of the Borrower or any of its Subsidiaries (if any) under any hire purchase, conditional sale, leasing, retention of title or similar agreement; or

(m)	one or more final judgments against the Borrower or any of its Subsidiaries is entered for the payment of money in an aggregate amount (as to all such judgments) in excess of $25,000,000 and such judgment remains unsatisfied without procurement of a stay of execution within 10 calendar days after the date of entry of judgment; or

(n)	this Agreement or the Guarantee, at any time after its execution and delivery and for any reason other than the agreement of the Bank or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any party to the Guarantee denies that it has any or further liability or obligation under this Agreement or the Guarantee, or purports to revoke, terminate or rescind any this Agreement or the Guarantee;

(o)	the Borrower fails to be a wholly-owned direct or indirect subsidiary of Jacobs; or

(p)	either this Agreement or the Guarantee, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the obligations hereunder, ceases to be in full force and effect; or any of the Borrower or any party to the Guarantee or any other person contests in any manner the validity or enforceability of either this Agreement or the Guarantee; or any of the Borrower or any party to the Guarantees denies that it has any further liability or obligation under this Agreement or the Guarantee, or purports to revoke, terminate or rescind wither this Agreement or the Guarantee.

11.2 Upon the occurrence and during the continuance of an Event of Default, the Bank may by written notice to the Borrower declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the Guarantee, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable; provided, however, that upon the occurrence of Event of Default under Clause 11.1(h) - (i) above, the Commitment shall automatically terminate, and all sums outstanding hereunder and under the Guarantee, including all interest thereon, shall become and be immediately due and payable.

12.	GUARANTEE MATTERS

Promptly upon and, in any event, within 30 days of (a) any Subsidiary becoming a Subsidiary Guarantor under and as defined in the Incorporated Agreement or (b) any Foreign Subsidiary executing and delivering an accession agreement to the Foreign Designated Company Guarantee under and as defined in the Incorporated Agreement, the Borrower shall cause such Subsidiary to execute and deliver to the Bank an accession agreement in the form of Annex 1 to the Guarantee, appropriately completed, and deliver to the Bank documents of the type delivered under the Incorporated Agreement, all in the form, content and scope reasonably satisfactory to the Bank, provided, however, that no Foreign Subsidiary will be required to execute and deliver the Guarantee unless the Bank determines in its reasonable discretion and after consultation with the Borrower that there are (a) no legal restrictions that would make such execution and delivery not commercially feasible or (b) no “deemed dividend” or other tax issues that would result in income being attributable to Jacobs or any of its Subsidiaries as a result thereof.

13.	FEES, EXPENSES AND INDEMNITIES

13.1 The Borrower shall meet all costs, charges and expenses incurred (including the reasonable fees and expenses of any legal advisers whether directly employed by the Bank or who provide other services to the Bank) in connection with the preparation and execution of this Agreement.

13.2 The Borrower shall pay the Bank, on demand, all reasonable out-of-pocket expenses and legal fees (including the allocated costs of in-house legal services) incurred by the Bank in connection with the enforcement of this Agreement or any instrument or agreements executed in connection herewith.

13.3 The Borrower shall indemnify the Bank against any loss (including loss of margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence of:

(a)	the occurrence and continuation of any Event of Default; or

(b)	any Loan being repaid other than on maturity (as detailed in Clause 5); or

(c)	the cancellation of the Facility or any portion thereof pursuant to Clause 2.2,

including in any such case but not limited to any loss or expense sustained or incurred in making available, maintaining or funding any Loan or in liquidating or re-employing deposits acquired to make available, maintain or fund any such Loan.

13.4 The Borrower agrees to indemnify, save and hold harmless the Bank, its affiliates, and their respective directors, officers, agents, attorneys and employees (collectively the Indemnities) from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnity by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower or any of its affiliates, officers or directors; (ii) any and all claims, demands, actions or causes of action arising out of or relating to, this Agreement and the Guarantee, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of the Loan, or the relationship of the Borrower and the Bank under this Agreement; (iii) any administrative or investigative proceeding by any governmental authority arising out of or related to a claim, demand, action or cause of action described in clause (i) or (ii) above; and (iv) any and all liabilities, losses, costs or expenses (including legal fees, which shall include the allocated costs for in-house legal services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defence in connection with any foregoing claim, demand, action, cause of action or proceeding, in all case, whether or not in Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or wilful misconduct or for any loss asserted against it by another Indemnitee.

13.5 The Borrower shall pay to the Bank a commitment commission calculated at the rate of 0.25% per annum on that part of the Facility Amount which remains unutilised from time to time during the Commitment Period. The commitment commission shall be charged with effect from the last date on which this Agreement is signed and on the basis of actual days elapsed and a year of 365 days. Any sum due in respect of commitment commission shall be payable quarterly in arrears. For the purposes of calculating commitment commission any reduction in the Facility Amount during a quarter will be deemed to take effect from the end of that quarter.

14.	NOTICES

14.1 Every notice or other communication made under this Agreement shall unless otherwise stated be in writing (by way of letter or facsimile transmission) and shall be given:

(a)	in the case of the Borrower to its registered office.

(b)	in the case of the Bank to the Bank Office.

14.2 Every notice or other communication shall be deemed to have been received:

(a)	in the case of a letter when delivered personally or two days after its posting by first class post;

(b)	in the case of a facsimile transmission when despatched.

15.	MISCELLANEOUS

15.1 The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.2 The Bank may (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided however, that no such assignment shall be allowed if it would increase the amounts owned or payable by the Company hereunder; provided, further, that no such consent shall be required if the assignment is to an affiliate of the Bank or any securitization vehicle or other similar entity established by the Bank or an affiliate of the Bank, or if a Default or Event of Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Bank may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Bank, or to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect), in relation to this Agreement such information about the Borrower or the Bank’s rights or obligations under this Agreement, and any associated documentation (including any security), as the Bank shall consider appropriate.

15.3 No delay or omission on the part of the Bank in exercising any of its rights powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege.

15.4 In addition to any other rights to which it may be entitled, including rights under any security, the Bank may retain, set off or appropriate any credit balances in name of the Borrower (whether current or not yet due) against the Borrower’s obligations to the Bank under this Agreement. The Bank may exercise any of these rights without prior notice both before and after demand and in so doing may convert to Sterling at the prevailing market rate of exchange any balance which is in a currency other than Sterling.

15.5 If a change in a currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), this Agreement will be amended to the extent the Bank determines is necessary to reflect the change.

15.6 If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

15.7 The provisions of this Agreement will remain in full force and effect until the later of (a) the expiry date of the Commitment Period and (b) the date on which all Loans outstanding together with interest thereon and all other sums outstanding under this Agreement are repaid in full and the Borrower elects to terminate the Commitment.

15.8 This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and same instrument.

16.	LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales

IN WITNESS whereof this Agreement is executed by the duly authorised representatives of the Bank and the Borrower.

For and on behalf of The Royal Bank of Scotland Finance (Ireland).

/s/ Muiris O’Dwyer /s/ Len O’Connell
Signature

Date: 27/1/11

For and on behalf of Jacobs Engineering U.K. Limited as the Borrower

/s/ John W. Prosser, Jr.
Signature

Date: 27/1/11

SCHEDULE 1

MANDATORY COST FORMULAE

1. The Mandatory Cost is an addition to the interest rate to compensate the Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Loan (or as soon as possible thereafter) the Bank shall calculate, as a percentage rate, a rate per annum (the Additional Cost Rate) in accordance with the paragraphs set out below.

3. The Additional Cost Rate will be calculated by the Bank as follows:

AB + C(B — D) + E x 0.01 / (100-(A+C)) per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 4.5 as being the “default rate” payable for the relevant interest period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which the Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Bank on interest bearing Special Deposits.

E	is designed to compensate the Bank for amounts payable under the Fees Rules as calculated in accordance with paragraph 6 below and expressed in pounds per £1,000,000.

4. For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6. The Bank shall calculate the rate of charge payable by it to the Financial Services Authority pursuant to the Fees Rules (calculated as soon as practicable after publication by the Financial Services Authority) in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Bank as being the average of the Fee Tariffs applicable to the Bank for that financial year) and will be expressed in pounds per £1,000,000 of the Tariff Base of the Bank.

7. Any determination by the Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

8. The Bank may from time to time, after consultation with the Borrower, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 2

FORM OF GUARANTEE

SCHEDULE 3

to be on company headed paper

Borrowing Request

From:	Jacobs Engineering U.K. Limited (Company)

To:	Royal Bank of Scotland Finance (Ireland)

Dated: [•]

Dear Sirs

Jacobs Engineering U.K. Limited — Loan Facility dated as of [•] 2011 (the Facility Letter)

We refer to the Facility Letter. This is a Notice of Borrowing pursuant to Clause 8.2 thereof.

We wish to borrow a Loan on the following terms:

Proposed Borrowing Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the remaining unused Commitment

Interest Period:	[ ]

The proceeds of this Loan should be credited to [account number].

The Company hereby represents and warrants that:

(a)	each representation and warranty set forth in Clause 9 of the Facility Agreement shall be true and correct in all material respects on the above borrowing date as if made on such borrowing date; and

(b)	no Default shall have occurred and be continuing on such borrowing date.

Yours faithfully

Authorised signatory for Jacobs Engineering U.K. Limited